Exhibit 99.1

NMEX ENTERS INTO AGREEMENT ON GOLD PROPERTY

IN HUMBOLT COUNTY, NEVADA

Salt Lake City, Utah, April 3, 2019 — Northern Minerals & Exploration Ltd. (Stock Symbol: NMEX) is pleased to announce that NMEX has finalized a new agreement to acquire an 80 percent interest in the Winnemucca Mountain gold and silver property, subject to a 3% net smelter royalty.

The Winnemucca Mountain Property (the “Property’) consists of a total 138 unpatented mineral claims, 2,600 acres, in Humboldt County, in northwestern Nevada. Humboldt County is the second largest gold producing county in the United States and hosts numerous past and producing gold mines, including the Getchell (Barrick/Newmont), Marigold (Goldcorp), Lone Tree (Newmont), and Twin Creeks (Newmont). The property is located about 25 km northwest of the Lone Tree Mine and 30 km southeast of the historic Sleeper open pit mine operated by Amax Gold from 1986 to 1996. Recent exploration at Sleeper has identified an additional resource of over 5 Million ounces of Gold and over 60 Million ounces of Silver.

The Property is located near the northern end of the highly productive Battle Mountain-Eureka mineral trend, and is underlain by Triassic sediments cut by several phases of Cretaceous and Tertiary intrusive and volcanic rocks. Previous exploration on the Winnemucca Mountain Property conducted by Santa Fe Pacific Gold Corp. (now Newmont Mining) between 1998 and 1990, focused on the pediment covered Swordfish zone. Santa Fe interpreted gold mineralization at the Swordfish zone to occur within a north-east trending low sulfide quartz veining type system that extends approximately 670 meters (2,200 feet).

Recent exploration including geologic mapping, rock sampling, and a CSAMT geophysical survey has identified a series of steeply dipping quartz veins and outcrops which appear to be associated with a major NNE trending structure correlating with the mapped vein system. The zone is offset by a series of sub parallel structures that are several hundred feet wide and 3,000- 5,000 feet in length in the Swordfish Target area, The indicated total strike length of the Swordfish Target is potentially significantly longer than the 2,200 feet previously outlined by Santa Fe Pacific in the 1990’s.

In addition to the Swordfish and SF extension areas, additional exploration targets have been identified and are comprised of multiple outcropping vein-type occurrences reported to carry anomalous gold values that have yet to be explored in detail.

Further review of the results from historical exploration, in correlation with recent work is currently underway by NMEX with the focus of defining drill targets to further evaluate the potential for mining of the Winnemucca Mountain gold and silver Property.

About NMEX:

Northern Minerals & Exploration (“NMEX”) is an emerging publicly traded company focused on oil and gas exploration & production in Texas, gold & silver exploration in Nevada & real estate development projects in Mexico.

For further information on NMEX please go to www.otcmarkets.com or www.sec.gov

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Contact:	Noel Schaefer
Phone:	801-885-9260
Email:	cerronrs@msn.com

Forward Looking Statements:

Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including but not limited to, the effect of economic conditions, the impact of competition, the results of financing efforts, changes in consumers’ preferences and trends. The words “estimate,” “possible,” “seeking,” and similar expressions identify forward-looking statements, which speak only to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, because of new information, future events, or otherwise. Future events and actual results may differ materially from those set forth herein, contemplated by, or underlying the forward-looking statements. The information herein is subject to change without notice. Northern Minerals & Exploration Ltd. shall not be liable for technical or editorial errors or omissions contained herein. This article highlights key provisions in the 500-page tax reform bill. It is not a comprehensive explanation of changes to the tax code, nor is it intended for use as tax guidance or advice. Readers should consult with a qualified tax professional on how this new law affects their interests.